Exhibit 99.1

KFx TO LIST ON THE NYSE ARCA EXCHANGE

DENVER, September 18, 2006 - KFx Inc. (Amex: KFX) announced today that it will list its common stock on the NYSE Arca Exchange ("NYSE Arca"). Accordingly, the company has applied to withdraw its securities from listing on the American Stock Exchange. Trading on the NYSE Arca is expected to commence on Friday, September 29th, 2006, subject to the completion of the proper securities filings. Until the move, KFx’s common stock will continue trading on the American Stock Exchange under the symbol “KFX.”

Based in Denver, Colorado, KFx converts the world’s abundant coal reserves into clean, efficient, affordable energy.

"KFx has evolved from technical development to commercial production of K-FuelTM Refined Coal. We have moved to being an energy production company and our exchange must reflect that change,” commented Mark Sexton, CEO. “Listing on the NYSE Arca aligns the quality and strategic attributes of KFx with the trading of our stock. We’re excited about the improved market making and visibility associated with listing on the NYSE Arca, which we’ll incorporate into our overall branding strategy.”

“We are pleased to welcome KFx Inc. to the NYSE Arca platform” said NYSE Group, Inc. President & co-COO Cathy Kinney. “We look forward to providing KFx Inc. with the superior market quality, global brand visibility, and outstanding portfolio of services that issuers expect from the NYSE Group. We look forward to a great partnership with KFx Inc."

About NYSE Arca
NYSE Arca, a wholly owned subsidiary of NYSE Group, Inc. (NYSE: NYX -News), operates the first open, all-electronic stock exchange in the United States and has a leading position in trading exchange listed securities and exchange traded funds.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            KFx Inc., Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
303-293-2992
###

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430